Exhibit 99.1
Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 6, 2008
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION AUTHORIZES
ANOTHER REPURCHASE OF 2.5% OF OUTSTANDING SHARES
Latest program is launched after 2007 repurchase nears completion
BILOXI, MS (October 6, 2008)—The Board of Directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, has authorized the repurchase of 2.5% or about 133,000 of the outstanding shares of the Company, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Shares may be purchased on the open market or through private transactions, and the repurchased shares will be retired, said Swetman. As of June 30, 2008, the Company reported 5,340,355 shares outstanding.
The Board authorized a similar 2.5% repurchase program in August, 2007, which is almost completed.
“While our common stock has gained about 10% over the past 12 months and has outperformed the major indices by wide margins, we believe the current price still does not reflect its long term value,” said Swetman. “Our strong capital base gives us the ability to deploy our resources for the benefit of our stockholders, even in the face of one of the most wrenching financial crises since the Great Depression,” he added.
Founded in 1896, with $897 million in assets as of June 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.